Item 77.H - Change in Control of Registrant



Obtaining Control of Credit Suisse Emerging Markets Equity Fund A

As of October 31, 2015, Merchant Holdings ("Shareholder") owned 102,486 shares of the Fund, which represented 66.84% of the Fund. As of April 30, 2016 Merchant Holdings ("Shareholder") owned 104,020 shares of the Fund which represented 72.19% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Emerging Markets Equity Fund C

As of October 31, 2015, Merchant Holdings ("Shareholder") owned 101,716 shares of the Fund, which represented 55.90% of the Fund and Pershing owned 73,205 share of the Fund, which represented 40.23% of the Fund. As of April 30, 2016 Merchant Holdings ("Shareholder") owned 102,464 shares of the Fund which represented 55.92% of the Fund and Pershing owned less than 25% of the Fund. Accordingly, Shareholder continues to be a "controlling person" of the Fund.

Obtaining Control of Credit Suisse Emerging Markets Equity Fund I

As of October 31, 2015, Merchant Holdings ("Shareholder") owned 2,150,378 shares of the Fund, which represented 85.98% of the Fund. As of April 30, 2016 Merchant Holdings ("Shareholder") owned 2,188,016 which represented 84.89% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.